CASEY’S GENERAL STORES, INC. S-8

EXHIBIT 107.1

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Caseys General Stores, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,650,000(2)	$494.64	$816,156,000	0.00015310	$124,953.48
Total Offering Amounts					$816,156,000		$124,953.48
Total Fee Offsets							—
Net Fee Due							$124,953.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, no par value (the “Common Stock”) that becomes issuable under the Casey’s General Stores, Inc. 2025 Stock Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Covers 1,650,000 shares of the Registrant’s Common Stock, which are issuable pursuant to the Casey’s General Stores, Inc. 2025 Stock Incentive Plan.
(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $494.64, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on September 2, 2025, which date is within five business days prior to the filing of this Registration Statement.

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